***SEC CONFIDENTIAL TREATMENT REQUESTED*** Note: The portions hereof for which confidential treatment are being requested are denoted with highlighted, bold and underlined language

LICENSE AGREEMENT

This LICENSE AGREEMENT (“Agreement”) dated as of July 1, 2008 (the “Effective Date”), by and between Aptus Games, a company incorporated under the laws of Delaware with principal offices at 871 Marlborough Avenue #100, Riverside, CA 92507 (“Aptus”), and CBS Interactive Inc., a company incorporated under the laws of Delaware with principal offices at 7800 Beverly Boulevard, Los Angeles, California 90036 (“CBSI”) (each of CBSI and Aptus is each a “Party,” and collectively, the “Parties”).

RECITALS

WHEREAS, Aptus’ technology allows the scalable streaming of interactive virtual world games over the internet; and

WHEREAS, Aptus desires to develop an interactive virtual world game promoting the television show “Survivor,” which is broadcast on the CBS Television Network; and

WHEREAS, CBSI wishes to grant Aptus the right to develop and host an interactive virtual world game promoting the television show “Survivor” on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth and intending to be legally bound hereby, the Parties hereby agree as follows:

AGREEMENT

1. DEFINITIONS.

(a) “CBS Logos” means the trademarks, trade names, names, designs and logos connected to Survivor as made available by CBSI to Aptus.

(b) “End User” means an individual who uses the Survivor Game for his/her personal use.

(c) “Intellectual Property Rights” means all rights in intellectual property of any type throughout the world, whether existing under statute or at common law or equity, now or hereafter in force or recognized, including, but not limited to, the following: (i) patents; (ii) trade secrets; (iii) database rights; (iv) copyrights; (v) rights in World Wide Web addresses and domain names and registrations; and (vi) trade names, logos, common law trademarks and service marks, and trademarks.

CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH “***”

(d) "Licensed Territory" means the United States and its territories and possessions only. Any additional territories must be approved by CBSI in writing.

(e)  “Survivor Game” shall mean a multi-player interactive online virtual world game developed by Aptus based on, and which includes identifiable elements of, Survivor Properties, and shall include both a downloaded software component and an online streaming component, both of which must be used in order to play the Survivor Game. Survivor Game also includes any and all present and future treatments, adaptations, drafts, derivative works and versions thereof, that incorporate identifiable elements of the Survivor Game.

(f) “Survivor Properties” mean the following as made available and cleared for use by CBSI to Aptus: the “Survivor” name, associated trademarks and logos, and titles, photos, video footage, theme song, art, scenarios, scripts, plot elements, depictions of environmental settings and costumes, and actual likenesses of the contestants in the television series entitled “Survivor” broadcast by the CBS Television Network in the US, copyrightable material, publicity rights, and renderings of the likenesses of the contestants and other intellectual property used in connection with Survivor. It is understood that Survivor Properties do not include the license of any music that is contained in the Survivor television show that is not wholly owned as a “work for hire” by CBSI; provided, further, if Aptus desires to use any music from Survivor other than the Survivor theme song, such music shall first be approved by CBSI and then, in the event that such music is not wholly owned as a “work for hire” by CBSI, CBSI and Aptus shall share equally in the costs of all fees connected with such use. Survivor Properties do not include any rights to non-US versions, sequels, re-makes or spin-offs of “Survivor.” Aptus shall and must obtain CBSI's written consent (which may be exercised in CBSI's sole discretion) prior to using any actual material (e.g. clips, audio, dialogue, etc.) from the Survivor Properties. Aptus understands that CBSI retains approval rights over the use of any contestant likeness at any point in time, even if previously approved for earlier use.

2. Obligations.

2.1 Game Development. Subject to the terms and conditions of this Agreement, Aptus shall use commercially reasonable efforts to develop and host the Survivor Game. Aptus shall bear all development, hosting and maintenance costs for the Survivor Game. Aptus shall use commercially reasonable best efforts to make the Survivor Game available to End Users in public beta (content complete) on October 20, 2008 and final public version commencing November 17, 2008.

(a) Aptus shall meet the milestone requirements set forth on the attached Exhibit A (the “Milestones”). Aptus shall notify CBSI as early as possible if it anticipates missing a Milestone, although such notice shall not relieve Aptus of its obligation to meet the Milestones. Aptus shall submit to CBSI for its approval the Survivor Game as part of and in accordance with each item set out in the Milestones (each, a “Creative Approval Item”).

CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH “***”

(b) CBSI shall use commercially reasonable efforts to approve or disapprove each Creative Approval Item within seven (7) days after its receipt (the “Review Period”). The number of days that occur between the end of the Review Period and the date on which CBSI approves or disapproves the Creative Approval Item shall be added to each subsequent Milestone, and consequently the final public launch date on November 17, 2008. If CBSI disapproves of a Creative Approval Item, CBSI shall provide to Aptus its reasons for the disapproval. Aptus will then have a period of fifteen (15) days within which to submit a revised creative concept to CBSI for its approval. Within the Review Period for the revised creative concept, CBSI will have the right to approve the concept or disapprove it with reasons. If CBSI disapproves, the process for revision as aforesaid shall be repeated. CBSI shall exercise its rights of creative approval in good faith and not to frustrate the intention of this Agreement. Approvals will not be unreasonably withheld. Approval by CBSI shall not relieve Aptus of any of its agreements, indemnities and warranties hereunder.

(c) Aptus shall use its commercially reasonable efforts to create the Survivor Game at high industry standards for creative design and game play. Aptus shall use its best efforts to design the Survivor Game to allow for updates. Aptus shall create at least one update per calendar year to maintain quality levels consistent with the latest technological developments and highly creative game play.

(d) Aptus agrees to integrate registration for the Survivor Game into CBSI’s universal online registration by launch. Aptus agrees to work in good faith with CBSI to implement an iframe feature to showcase the Survivor Game within the designated launch site within cbs.com.

2.2 Distribution.

(a) The Parties anticipate that in order for an End User to play the Survivor Game, the End User will first download and install the software component of the Survivor Game and then enter the online streaming environment component of the Survivor Game. The Parties will make the software download available within the cbs.com domain (the exact location shall be in CBSI’s sole discretion) from servers owned or controlled by Aptus. End Users shall enter the online streaming environment from within the cbs.com domain (the exact location shall be in CBSI’s sole discretion), and the Survivor Game shall be hosted and served from Aptus’ servers. *********. The parties will meet not less than once per quarter to review the location(s) of the Survivor game on the Survivor home page and may mutually agree that the location needs to be improved or additional locations should be added. Aptus will not make the Survivor Game available on any other website without CBSI’s prior written approval.

(b) Before charging any End User in relation to the Survivor Game in any way, Aptus shall obtain CBSI’s prior written approval. Further:

CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH “***”

(i) Aptus will not charge any End User for virtual purchases or other “microtransactions” within the gameplay of the Survivor Game without CBSI’s prior written approval, including without limitation charges for virtual clothing for avatars. CBSI shall exercise its rights of approval in good faith and not to frustrate the intention of this Agreement. Upon CBSI’s approval for such transactions, Aptus will remit to CBSI a revenue share equal to ******** of gross revenues from such sales (“Microtransactions Revenue”).

(ii) Aptus will not charge any End User for the download of the software component of the Survivor Game without CBSI’s prior written approval. In the event that CBSI approves a charge to End Users for the download of the software component, Aptus will remit to CBSI a revenue share equal to ****** of gross revenues from such sales (“Software Revenue”).

(iii)CBSI agrees in principle to approve retail sales of the Hardware Controls, subject to CBSI’s prior written approval of retail plans, pricing, any packaging (including any bundled CD with the component of the Survivor Game that would otherwise be downloaded by End Users), and any associated branding, marketing and/or promotions. Prior to selling any hardware control component usable with the Survivor Game, or branded with the CBS Logos, (the “Hardware Controls”) Aptus shall obtain CBSI’s prior written approval. CBSI shall exercise its rights of approval in good faith and not to frustrate the intention of this Agreement. Approvals will not be unreasonably withheld. For Hardware Control sales, Aptus will remit to CBSI (i) ********.

• With respect to the Hardware Controls, those End Users playing the Survivor Game with the Hardware Controls will have access to additional functionality and features. The Hardware Controls shall not be required to play the Survivor Game, although Aptus can not guarantee that End Users without the Hardware Controls will play at the same level of performance (e.g., for scoring purposes) as players using the Hardware Controls. Aptus may include a persistent tutorial regarding the use of the Hardware Controls in a menu with other information regarding the Survivor Game.

2.3 Sponsorship and Advertising.

(a) CBSI shall have sole control and ownership of, and the right to sell, any sponsorship of the Survivor Game or advertising inventory in the Survivor Game (the “In-Game Advertising”), including without limitation that CBSI shall have the right, in consultation with Aptus, to include Hardware Controls in sponsorship packages for the Survivor Game. Aptus shall not place any advertisements, sponsorships of the Survivor Game or advertising inventory in the Survivor Game without CBSI’s prior written consent. CBSI shall have the right to sell the In-Game Advertising, and reasonably require Aptus to place the In-Game Advertising within the Survivor Game, subject to a revenue split ***** of all revenues generated from such In-Game Advertising net of sales commissions and ad agencies fees (“In-Game Advertising Revenue”). ******** .

CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH “***”

(b)CBSI shall sell the In-Game Advertising at fair market value consistent with industry practices. The parties will meet not less than once per quarter to review the rates charged by CBSI for the In-Game Advertising, and if the parties mutually agree that such rates are significantly below fair market value based on comparable metrics the parties will cooperate to determine more appropriate rates for future sales of In-Game Advertising and consider whether Aptus could sell at higher rates.

2.4 End User and Personal Information. Where permitted by applicable law, Aptus agrees to provide to CBSI on a real-time basis as reasonably available to and sharable by Aptus and in a written report to be provided on not less than a monthly basis: (i) the number of unique End Users downloading the software component of the Survivor Game, if available; (ii) the number of unique End Users entering the online streaming environment of the Survivor Game; (iii) the amount of time End Users stay in the Survivor Game; and (iv) any other reasonable information Aptus collects in connection with the Survivor Game except for personal end user information such as name, telephone numbers and any other personally identifiable information. All of the foregoing data shall be referred to individually and collectively as “End User Data,” and all “End User Data” as it relates to the Survivor Game shall be referred to herein as “CBSI Data”. CBSI shall own all right and interest in and to CBSI Data. CBSI hereby grants to Aptus a non-exclusive license to use the CBSI Data for internal reporting and research purposes and to satisfy Aptus’ reporting obligations to CBSI as set forth in this Agreement. Aptus shall not sell, trade, transfer, exchange, barter, offer, or otherwise provide any CBSI Data to any third party. The Parties’ use of any End User Data shall comply with all applicable laws and regulations. Each Party shall use industry standard or better levels of care, and shall comply with all applicable laws, rules or regulations, in the gathering, use, maintenance and protection of all information regarding end users (the “Personal Information”). No Personal Information will be used by either Party for any purpose outside the scope of this Agreement or prohibited by any applicable law. All Personal Information shall belong exclusively to CBSI. Aptus shall deliver all Personal Information to CBSI or its authorized designee promptly upon written request from CBSI, and shall, subject to final accounting and billing requirements, upon a written confirmation by CBSI, promptly and permanently delete the Personal Information from its own files at the expiration or earlier termination of the Agreement. All Personal Information from end users shall be permanently deleted by each party in compliance with all applicable laws, rules or regulations. All data generated by the Survivor Game, either algorithmically or due to user input and interaction, and associated with a user, but not initially created by the user (e.g. Personal Information) shall be the property of Aptus. Examples of such data include game scores, user settings and level progression. For confidentiality purposes, all such data shall be treated as CBSI’s Confidential Information by Aptus under the terms of this Agreement.

2.5 Security and geofiltering. Aptus agrees to use, apply and maintain industry standard or better technology and procedures designed to ensure that the Personal Information, Survivor Properties and Survivor Game remain reasonably secure, and are not accessed, used, copied, transferred or distributed in any way contrary to the terms of this Agreement or applicable law. Aptus shall restrict the availability of the Survivor Game to the Licensed Territory.

CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH “***”

2.6 Support. Aptus shall provide the following minimum operational services: (i) computer hosting and serving for large-scale multi-player games, and (ii) twenty-four hour customer support services email and web 24/7, (with a maximum 12 hour response time during weekdays and 18 hours during weekends to End User email) and technical, operational and maintenance support and services. Aptus shall be responsible for the use, maintenance and upgrading of its operating systems and servers in order to satisfy the current demand and service requirements of the Survivor Game, including full availability of the Survivor Game servers and hosting environment at a level equal or greater to the standard industry uptime requirement of 99% of each calendar month. Uptime comprises the functioning of all network infrastructure including without limitation switches, routers and cabling. Software or services running on an End User’s server are not included in the definition of network uptime. Aptus reserves the right to allocate 12 hours of downtime monthly for scheduled maintenance. Scheduled maintenance times will be posted for End Users. In the event of material service interruption, CBS shall have the right upon fifteen days’ written notice to Aptus to terminate this Agreement while still requiring Aptus to pay a single subsequent Minimum Fee payment (if such a payment is otherwise required). In the event of termination under this section and Aptus’ payment of the single subsequent Minimum Fee payment (if otherwise required), no further Minimum Fee payments shall be due. Additionally, beginning one year after the Effective Date (the “Anniversary Date”), if revenue projections for the Survivor Game and revenues associated with the game do not meet expectations and Aptus’ cost of supporting the game under this section is no longer economically feasible, Aptus shall have the right to terminate this Agreement upon 75 days’ prior written notice to CBSI (which notice may be sent prior to the Anniversary Date but may not become effective until the Anniversary Date), provided, however, that such termination shall not become effective until after the then-current broadcast cycle of the Survivor show finishes (each such cycle is typically approximately 4 months), although no further Minimum Fee payments shall be due after the end of the 75-day notice period.

2.7 Terms of Service. Aptus shall develop and implement a written set of policies and procedures for the Survivor Game relating to End Users’ privacy and terms of service (“Policy and Terms”), provided that these Policy and Terms shall at all times (a) be consistent with all of the terms and conditions of this Agreement, particularly the provisions of Section 4.2 below which provides that End Users of the Survivor Game shall acknowledge and agree that any and all CBS Works (as defined in Section 4.2 below) created by them in the course of their use of the Survivor Game shall belong to CBSI either as works for hire under US copyright law or otherwise and that all rights in such items are assigned to CBSI, (b) confirm to the highest industry standards for similar online games, and (c) conform to all laws, regulations and game industry standards for such online games, including, but not limited to, all game ratings standards and policies governing the collection, storage and dissemination of personal information. Aptus shall be responsible for enforcement of the Policy and Terms. If Aptus creates discussion boards or blogging areas for End Users, Aptus shall create terms of use for such boards or blogs, which shall be consistent with the terms and conditions of this Agreement and conform to all laws, regulations and website industry standards for such boards or blogs. Aptus shall be responsible for monitoring such boards or blogs for compliance with such terms of use.

CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH “***”

2.8 Promotion. Aptus and CBSI shall co-promote the Survivor Game in good faith. During the Term, CBSI shall promote and market the Survivor Game as CBSI deems appropriate in its discretion. The format, content, length and timing of all such promotion and marketing shall be in CBSI’s sole discretion.

2.9 Aptus Information. Subject to CBSI’s approval rights in Section 2.1(a), CBSI agrees that Aptus may (1) include information about its company and a link to the Aptus Games home page in an “About Us” section (the Aptus Games logo may be used to link to the Aptus Games home page). within the Survivor Game, and (2) indicate to the End User that the Survivor Game is “powered by” Aptus Games. Aptus may not offer an “opt in” for information about Aptus at any time within the Survivor Game, including upon registration.

3. LICENSE GRANT.

3.1  CBSI License Grant. Subject to the terms and conditions of this Agreement, CBSI hereby grants to Aptus, and Aptus accepts, a non-exclusive and non-transferable limited license during the Term in the Licensed Territory to:

(a) Use, reproduce and modify the Survivor Properties solely for the purpose of developing, marketing, providing, displaying, hosting, performing, selling and distributing the Survivor Game and the Hardware Controls; and

(b) To brand the Survivor Game and the Hardware Controls with the CBS Logos, and to develop, market, provide, host, display, perform and distribute the Survivor Game and the Hardware Controls marked with the CBS Logos; and

(c) To use the CBS Logos on packaging, manuals and documentation for the Survivor Game and the Hardware Controls, and on promotional, advertising, marketing and related materials associated with Survivor Game and the Hardware Controls, and distribute, perform and display the foregoing.

3.2 No Sublicensing. Aptus may not sublicense any of the foregoing rights, including without limitation the development rights, without CBSI’s prior written approval. In the event that CBSI approves of a sublicense, such sublicense shall not Aptus of any of its obligations hereunder. Aptus represents and warrants that it shall require by contract with sublicensees that the sublicensee shall be bound by and comply with the applicable provisions of this Agreement.

3.3 Restrictions. The foregoing license to the CBS Logos shall be subject to the following:

CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH “***”

(a) All goodwill associated with or that arises from Aptus’s use of the CBS Logos shall inure to the sole benefit of CBSI; and

(b) Aptus shall use the CBS Logos only in compliance with any trademark guidelines as CBSI may provide from time to time; and

(c) For the purpose of CBSI’s quality control of the CBS Logos, Aptus shall at no charge to CBSI, provide CBSI with access to the following for CBSI’s approval: (i) all aspects of the Survivor Game and the Hardware Controls which bear or is distributed in connection with the CBS Logos, (ii) all related documentation and promotional, advertising and marketing materials, and (iii) any other material which will bear the CBS Logos, prior to any use or distribution of the Survivor Game and the Hardware Controls or materials. CBSI’s approval of each of these items shall be in its sole and absolute discretion. CBSI shall use its commercially reasonable efforts to respond within seven (7) days. Failure to respond shall be deemed disapproval of an item.

(d) If CBSI reasonably determines that Aptus has failed to comply with the above quality control provisions, CBSI may require Aptus to undertake reasonable corrective action consistent with the terms of this Agreement.

3.4 Exclusions. The rights licensed by CBSI to Aptus in this Agreement specifically exclude mobile rights, personalization products, wallpapers, screensavers, handset clients, in-show interactivity (meaning interaction with television viewers in connection with the television show broadcast), ringtones, voicetones, and any game formats other than multi-player interactive online virtual world games, including, but not limited to, mini-games, handheld games, games for devices such as the Xbox, PlayStation, Wii, Game Boy, Game Cube, board games, card games, slot machine games or video lottery terminals.

3.5 Aptus License Grant. Subject to the terms and conditions of this Agreement, Aptus hereby grants to CBSI, and CBSI accepts, a non-exclusive and non-transferable license to use and exploit the Aptus IP (as defined in Section 4.2(b) below)), including without limitation to distribute, publicly perform, display and sell the Aptus IP, solely for the purposes of using, marketing, providing, displaying, performing, selling and distributing the Survivor Game in accordance with the terms of this Agreement.

4. INTELLECTUAL PROPERTY OWNERSHIP.

4.1 Pre-Existing Rights. As between CBSI and Aptus, and except as expressly licensed to Aptus pursuant to Section 3.1, all right, title and interest in and to the Survivor Properties shall be and remain the sole and complete property of CBSI. As between CBSI and Aptus, and except as expressly licensed to CBSI pursuant to Sections 3.5 and 8.3(b), all right, title and interest in and to the Aptus IP shall be and remain the sole and complete property of Aptus.

4.2 Ownership.

CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH “***”

(a) As between CBSI and Aptus, CBSI shall own all right, title and interest (including without limitation all Intellectual Property Rights) in and to the Survivor Properties and ****** (“Licensed Property Derivative Works”) (the Survivor Properties and the Licensed Property Derivative Works shall collectively be referred to as the “CBSI Works” and all right, title and interest in the CBSI Works (including without limitation all Intellectual Property Rights) shall be collectively referred to as the “CBSI Rights”). *** . Aptus acknowledges and agrees that the CBSI Works shall constitute “work made for hire” as that term is used in the U.S. Copyright Act, and that CBSI shall be the exclusive owner of the CBSI Rights in the CBSI Works. If any of the CBSI Works are not considered to be work made for hire for any reason, or to the extent that there are CBSI Rights that would not vest in CBSI as a “work made for hire,” Aptus hereby irrevocably and exclusively grants, transfers and assigns to CBSI in perpetuity, throughout the universe in all languages, all right, title and interest, including, but not limited to, patent rights that have arisen or may arise in the future, and copyright and all extension, renewals, revivals and resuscitations thereof, that Aptus has or may have in or to the CBSI Works. In the event that under any current or future law of any jurisdiction worldwide, any of the CBSI Rights are subject to a right of termination or reversion, Aptus shall accord CBSI rights of first negotiation for thirty (30) days, and last refusal for fifteen (15) days, to match any third-party offer in connection therewith. With respect to any so-called “moral rights,” Aptus hereby unconditionally waives such rights and the enforcement thereof. Aptus acknowledges that Aptus’ use of the CBSI Works shall not confer or imply a grant of rights, title or interest in the CBSI Rights or goodwill associated therewith. CBSI’s intellectual property rights shall be indefeasible and irrevocable and shall not be subject to reversion under any circumstance, including, but not limited to, cancellation, termination, expiration or breach of this Agreement. All CBSI Works created hereunder shall be prepared by an employee of Aptus under Aptus’s sole supervision, responsibility and monetary obligation or in accordance with agreements which permit Aptus to comply with this subsection (a), which have been fully executed by both parties prior to the commencement of any work hereunder. If third parties who are not employees of Aptus contribute to the development of the CBSI Works, Aptus shall obtain from such third parties, prior to commencement of work, a full written assignment of rights so that all right, title and interest in the CBSI Works, throughout the universe, in perpetuity, shall vest in CBSI. Furthermore, to the extent that use of the Survivor Game permits End Users to create CBSI Works, Aptus shall require End Users to acknowledge and agree that any and all CBSI Works created by them in the course of their use of the Survivor Game shall belong to CBSI either as works for hire under US copyright law or otherwise and shall obligate them to assign all rights in such CBSI Works to CBSI.

(b) Notwithstanding the foregoing Section 4.2(a), but except as expressly licensed to CBSI pursuant to Sections 3.5 and 8.3(b), CBSI shall not claim any right, title or interest in or to any Aptus software tools and/or any game engines (pre-existing or developed for the Survivor Game), Aptus’s trade marks and trade names (except to the extent such marks or names were developed specifically in connection with the Survivor Game), and source code of Survivor Game owned or controlled by Aptus and used in the Survivor Game (the “Aptus IP”). The Aptus IP shall not be deemed to be part of CBSI’s intellectual property rights and, subject to Sections 3.5 and 8.3(b), shall be owned exclusively by Aptus as between CBSI and Aptus. In no event shall CBSI’s exposure to any of the Aptus IP pursuant to this Agreement constitute “access” for purposes of any copyright infringement analysis.

CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH “***”

(c) ******.

4.3 Notices.

(a) On the Survivor Game and the Hardware Controls, each party shall include the following trademark legal lines as applicable:  (a) CBS and the CBS Eye Design are trademarks of CBS Broadcasting Inc., and (b) SURVIVOR and related marks are trademarks of Survivor Productions, LLC.. Aptus may include its applicable trademark and/or patent notices on the Survivor Game and the Hardware Controls as well. When each of the following trademarks appears as permitted under this Agreement, they should be accompanied with the following trademark notices on the upper right hand corner of each mark: CBSTM, CBS Eye DesignTM, SURVIVOR Design® (the legal lines and trademark notices, collectively, the “Trademark Notices”).

(b) Aptus shall include the following statements at the start of the Survivor Game: (1) Aptus’s logo and “powered by Aptus Games”; (2) “Brought to you by CBS Interactive” (with the accompanying CBS Interactive logo, and (3) the Copyright Notice and applicable Trademark Notices. The Survivor Game’s “About Us” section shall provide these notices and other information about Aptus, CBSI and their respective websites(s). Aptus shall include the following copyright notice (collectively, the “Copyright Notice”) in the Survivor Game:

© 200[_] [year of publication] CBS Interactive Inc. CBS and the CBS Eye Design ® & © 200[ ] CBS Broadcasting Inc. SURVIVOR ® & © 200[ ] Survivor Productions, LLC. All Rights Reserved.

Game Software © 200[_] [year of publication] Aptus Games. All Rights Reserved.

(c) Each and every copy of the Survivor Game and the Hardware Controls and related materials (including without limitation all packaging and documentation) shall bear the Copyright Notice and applicable Trademark Notices. Neither party shall remove any of the Copyright Notice or Trademark Notice without the other party’s consent. Each party acknowledges and agrees that neither party shall include any other notices or any credits from or relating to the Survivor Properties on the Survivor Game and related materials without the other party’s prior written consent. CBSI may at any time require an addition to or change of the CBSI Copyright and Trademark Notices, effective not less than thirty (30) days after receipt by Aptus of notice thereof. Aptus agrees that in the event the additions and/or changes are required pursuant to a governmental regulation, Aptus shall use its reasonable efforts to implement such changes within the time frame required by such regulation, and if so required by any governmental entity, Aptus shall include the required consumer advisory rating code(s) on any and all marketing and advertising materials used in connection with the Survivor Game. Aptus shall fully cooperate with CBSI in connection with CBSI’s obtaining or maintaining copyright and/or trademark protection for the Survivor Game in CBSI’s name within the video game category at CBSI’s own cost.

CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH “***”

(d) Aptus recognizes the value of the goodwill associated with the Survivor Properties. Aptus agrees, during the Term and thereafter, never to contest the rights of CBSI in the Survivor Properties or the Survivor Game nor the validity of the license herein granted to them. Aptus shall not at any time apply for any registration of any copyright, trademark or other designation which would affect any of the ownership or rights of CBSI in and to the CBSI Rights nor file any document with any governmental authority to take any action which would affect any of such ownership or rights in and to the CBSI Rights, or assist anyone else in doing so. Aptus further agrees that it shall not at any time during the Term use and/or authorize the use of any character style and design, trademark, trade name or other designation confusingly similar to the CBSI Rights or any game play which is identical to or substantially identical to the game play for the Survivor Game unless such use complies with the terms specified in this Agreement.

4.4 No Implied Licenses. Except as expressly provided in this Agreement, no other right, title or interest or other rights under or to a Party’s Intellectual Property Rights are granted to the other Party under this Agreement.

4.5 Withdrawal. CBSI can withdraw any or all elements of the Survivor Properties or the Survivor Game, or any component part thereof, from the terms of this Agreement if CBSI determines that the exploitation thereof would or might violate or infringe the copyright, trademark or other proprietary rights of third parties, or subject CBSI to any liability or violate any law, court order, government regulation or other ruling of any governmental agency, or if, on account of the expiration or sooner termination of an agreement between CBSI and a third party from whom CBSI has obtained certain underlying rights relating to the exploitation of Survivor Properties hereunder or otherwise, CBSI shall no longer have the right to act in the capacity herein contemplated on behalf of any third party or parties, or if CBSI determines that it cannot adequately protect its rights in the Survivor Properties or the Survivor Game under the copyright, trademark or other laws of the Licensed Territory. If (i) the CBS Television Network cancels the show “Survivor,” or (ii) CBSI withdraws the entirety of the Survivor Properties or all Survivor-related branding from this Agreement, Aptus shall have the right to terminate this Agreement after giving CBSI thirty days’ notice and opportunity to cure.

5. COMPENSATION.

5.1 Guaranteed Fees; Payment Terms. In consideration of the license rights, Aptus shall pay CBSI the amounts set forth in Exhibit B (the “Fees”) in accordance with the payment schedule set forth in Exhibit B. In addition, CBSI shall pay to Aptus its fees described in Exhibit B. All rates, invoices and payments shall be in U.S. Dollars and time shall be of the essence.

CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH “***”

5.2 Record Keeping and Audits. Each Party with an obligation to pay fees under 5.1 or Exhibit B (a “Payor”) shall keep accurate records of its compliance with the payment terms of this Agreement. The party entitled to payment (a “Payee”) shall have the right, effective upon thirty (30) days’ prior written notice, during normal business hours, no more often than once per calendar year (unless a prior audit reveals a discrepancy), to have audited the relevant books and records relating to Payor’s compliance with such payment terms. Either Party may elect, at its sole discretion, to have any such audit performed by an independent third-party auditor, or its own representatives or designees, acting under a duty of confidentiality that is at least as protective as the confidentiality provisions of this Agreement. The exercise by a Payee of any right to audit or the acceptance by a party of any report shall be without prejudice to any of Payee’s rights or remedies and shall not bar Payee from thereafter disputing the accuracy of any report or payment, and each party shall remain fully liable for any balance due under the provisions hereof. If it is finally determined that a Payor underreported and thus underpaid or has misrepresented any payment payable to the other party by at least ten percent (10%) of all payments due from the underreporting party for all the accounting periods covered in the audit, then the underreporting party shall, in addition to computing and making immediate payment of the payments due based on the actual and true items, pay all reasonable out-of-pocket costs and expenses incurred by the other party for the audit and checking incurred by the other party in connection therewith and in enforcing the collection thereof, up to the amount of the deficiency.

5.3 Taxes. The Parties do not intend by this Agreement to create a partnership for United States federal, state or local tax purposes. All amounts and fees stated or referred to in this Agreement are exclusive of taxes, duties, levies, tariffs, and other governmental charges (including, without limitation, withholding and VAT) (collectively, “Taxes”). Each Payee shall be responsible for payment of all Taxes and any related interest and/or penalties resulting from any payments made to it hereunder, other than any taxes based on Payor’s income. The Parties shall reasonably cooperate to more accurately determine each Party’s tax liability and to minimize such liability, to the extent legally permissible. When Payor has the legal obligation to pay or collect any such Taxes the appropriate amount shall be invoiced to Payee and timely paid by Payee, unless Payee provides Payor with a valid tax or other exemption certificate issued or authorized by the appropriate authority within a time frame allowed under applicable law or provides Payor such other evidence requested by Payor to establish such exemption.

6. REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION.

6.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

(a) It is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all necessary power and authority to enter into this Agreement. The execution and delivery of this Agreement, and the performance by the warranting Party of its respective obligations hereunder and the consummation by the warranting Party of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the warranting Party. This Agreement has been duly executed and delivered by the warranting Party, and (assuming due authorization, execution and delivery by the other Party hereto) this Agreement constitutes a legal, valid and binding obligation of the warranting Party, enforceable against the warranting Party in accordance with its terms.

CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH “***”

(b) The execution, delivery and performance by the warranting Party of this Agreement does not and will not (i) violate, conflict with or result in the breach of any provision of its organizational documents, or (ii) conflict with or violate any contract applicable to it or any of its assets or business related to this Agreement.

6.2 CBSI Representations and Warranties. CBSI hereby represents and warrants to Aptus that as of the Effective Date, (a) it has the right to license the Survivor Properties to Aptus in accordance with the terms of this Agreement, and (b) the Survivor Properties, and the CBS Logos, are owned or adequately licensed by CBSI and do not infringe upon or violate any third party’s Intellectual Property Rights.

6.3 Aptus Representations and Warranties. Aptus hereby represents and warrants to CBSI that (a) all Aptus IP and all ideas, creations, designs and materials furnished by Aptus in connection with the Survivor Game and the Hardware Controls will be Aptus's own and original creation or adequately licensed by Aptus, and do not infringe upon or violate any third party’s Intellectual Property Rights; and (b) the Survivor Game and the Hardware Controls will be developed, published, distributed, sold and advertised in accordance with all applicable federal, state and local laws, including, but not limited to, all applicable labor laws and regulations.

6.4 Disclaimer. THE FOREGOING REPRESENTATIONS AND WARRANTIES IN THIS SECTION 6, ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, INCLUDING REPRESENTATIONS AND WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT, WHICH ARE HEREBY DISCLAIMED.

6.5 Indemnification; Sole and Exclusive Remedy.

(a) Indemnity. Subject to the terms and conditions of this Agreement:

(1) Aptus as an “Indemnifying Party” will at all times indemnify and hold CBSI or its parent, subsidiary and affiliated companies and the officers, directors and employees of the foregoing, agents, customers, licensors, End Users, successors and assigns as “Indemnified Parties” harmless from and against any and all claims, damages, liabilities, costs and expenses, including reasonable attorneys’ fees, arising out of any (i) breach or alleged breach by Aptus of any representation, warranty or undertaking made herein, or (ii) breach or alleged breach by Aptus of any laws, rules or regulations applicable to Aptus’ services hereunder; provided that CBSI shall give prompt written notice, cooperation and assistance to Aptus relative to any such claim or suit, in which event Aptus’s obligations with respect thereto shall be limited to the payment of any judgment, or settlement approved by Aptus, in connection therewith, and

CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH “***”

(2) CBSI as an “Indemnifying Party” will at all times indemnify and hold Aptus or its parent, subsidiary and affiliated companies and the officers, directors and employees of the foregoing, agents, customers, End Users, successors and assigns as “Indemnified Parties” harmless from and against any and all claims, damages, liabilities, costs and expenses, including reasonable attorneys’ fees, arising out of any (i) breach or alleged breach by CBSI of any representation, warranty or undertaking made herein, or (ii) breach or alleged breach by CBSI of any laws, rules or regulations applicable to CBSI’s services hereunder; provided that Aptus shall give prompt written notice, cooperation and assistance to CBSI relative to any such claim or suit and provided, further, that at CBSI’s option, CBSI may assume the defense of any such claim or litigation, in which event CBSI’s obligations with respect thereto shall be limited to the payment of any judgment, or settlement approved by CBSI, in connection therewith.

(b) Procedures. An Indemnified Party shall give prompt written notice to the Indemnifying Party of any claim by or in respect of a third party of which such Indemnified Party has knowledge concerning any losses as to which such Indemnified Party may request indemnification hereunder; provided, however, that the failure to provide or a delay in providing such notice shall not release the Indemnifying Party from any of its obligations under this Agreement except to the extent that the Indemnifying Party is actually prejudiced by such failure or delay and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to any Indemnified Party otherwise than under this Agreement. The Indemnifying Party shall have the right to direct the defense of such action through counsel of its own choosing. The Indemnifying Party shall keep the Indemnified Party reasonably informed concerning the status of any litigation, negotiations or settlements of any such claim. The Indemnified Party shall be entitled, at its own expense, to participate in any litigation, negotiations and settlements with counsel of its own choosing. The Indemnified Party shall provide the Indemnifying Party with reasonable access to its records and personnel relating to any such claim during normal business hours and shall otherwise cooperate with the Indemnifying Party in the defense or settlement thereof.

(c) Settlement Restrictions. In no event shall the Indemnifying Party enter into a settlement arrangement regarding such claims which will require any payment or other consideration from Indemnified Party, or any claim that arises from or is part of any criminal action or proceeding or contains a stipulation to or an admission or acknowledgement of any wrongdoing (whether in tort or otherwise) on the part of the Indemnified Party, without the Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld or delayed.

6.6 Limitation on Liability. EXCEPT FOR VIOLATIONS OF SECTIONS 6.5 OR 7, IN NO EVENT, WHETHER BASED IN CONTRACT OR TORT (INCLUDING NEGLIGENCE) SHALL EITHER PARTY BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT OR SPECIAL DAMAGES OF ANY KIND OR FOR LOSS OF PROFITS OR REVENUE OR LOSS OF BUSINESS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH THEREOF, WHETHER OR NOT THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH “***”

6.7 Insurance. Aptus shall procure and maintain, throughout the Term of this Agreement, at Aptus’ sole cost and expense, at least the following types and amounts of insurance coverage:

(a)Commercial General Liability Insurance (including independent contractors liability, contractual liability, products liability, completed operations liability, broad form property damage liability, personal injury liability and extended bodily injury and death coverage) in a minimum amount of $1,000,000 per occurrence and $3,000,000 aggregate combined single limit for bodily injury (including death) or death, personal injury or property damage.

(b)Workers Compensation Insurance covering Aptus’ employees in an amount not less than the limits required by law and Employers Liability Insurance in an amount not less than $1,000,000 per occurrence.

(c )Multi-Media Errors and Omissions Insurance at a limit of not less than $1,000,000.

(d)All of the foregoing insurance policies shall expressly provide that such insurance policies shall be issued by insurance carriers with a Best’s rating of B+ or better or which are reasonably acceptable to CBSI, and shall respond as primary insurance to any insurance carried by CBSI and that CBSI shall be given thirty (30) days’ prior written notice (ten (10) days in the event of cancellation for nonpayment of premium) of cancellation, non-renewal or reduction in limit or in scope of coverage of such policies. The commercial general liability shall include CBSI as additional insured. Aptus shall furnish Licensor with certificates of insurance evidencing the aforementioned coverage from time-to-time within 30 days of Licensor’s request. The minimum limits of coverage specified herein are not intended, and shall not be construed, to limit any liability or indemnity of Aptus under this Agreement.

7. CONFIDENTIALITY.

7.1 General. In connection with its performance under the this Agreement, each Party (the “Recipient”) may be supplied with materials and information concerning the other Party (the “Discloser”) which is non-public, confidential or proprietary in nature (the “Confidential Information”), regardless of whether marked as “Confidential,” which may include, but is not limited to, information about or concerning a Party’s: (i) business ventures and strategic plans; (ii) marketing strategies and programs; (iii) customers and prospective customers; (iv) strategic insights or statistical models; (v) Intellectual Property Rights; (vi) technology; (vii) any confidential information exchanged between the Parties under a non-disclosure agreement entered into in anticipation of this Agreement; (viii) business partners or potential investment or acquisition targets; (ix) end users, and employees, shareholders, suppliers, distributors, consultants or agents; and (x) the terms of this Agreement. Confidential Information includes, but is not limited to, (1) information transmitted in written, oral, magnetic form or any other medium; (2) all copies and reproductions, in whole or in part, of such information; and (3) all summaries, analyses, compilations, studies, notes or other records which contain, reflect, or are generated from such information. Confidential Information does not include information that a Recipient can demonstrate: (w) has become part of the public domain through no act or omission of the Recipient; (x) was lawfully disclosed to the Recipient without restriction on disclosure by a third-party; (y) was developed independently by the Recipient or (z) is or was lawfully and independently provided to the Recipient prior to disclosure under this Agreement or other agreements between the Parties.

CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH “***”

7.2 Nondisclosure of Information. During the Term and for a period of two years thereafter, the Recipient shall exercise reasonable precautions to prevent the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants, subcontractors, advisors or agents. Recipient agrees that it shall use the same degree of care and means that it uses to protect its own information of a similar nature, but in any event not less than reasonable care and means, to prevent the unauthorized use or the disclosure of such Confidential Information to third parties. The Recipient agrees that the Confidential Information of the Discloser shall be used solely for the purpose of performing its obligations under this Agreement and agrees not to disclose any of the Confidential Information of the Discloser now or hereafter received or obtained by it without the Discloser’s prior written consent; provided, however, that the Recipient may disclose any such Confidential Information to its potential investors conducting due diligence with Aptus (only after completion of an investor non-disclosure agreement and term sheet, and with prior notice to CBSI), licensors, profit participants, affiliates, employees, accountants, attorneys and other confidential advisors (collectively, “Advisors”) who need to know the Confidential Information under this Agreement subject to a binding duty of confidentiality no less restrictive than that set forth herein. The Recipient agrees to be responsible for any breach of this Agreement by its Advisors, and the Recipient agrees that its Advisors will be advised by such Recipient of the confidential nature of such information.

7.3 Compelled Disclosure. If the Recipient or any of its Advisors is legally compelled (whether by deposition, interrogatory, request for documents, subpoena, civil investigation, the requirement of any stock exchange or market on which the securities of a Party or its affiliates are listed, demand or similar process or statutory or regulatory requirement) to disclose any of the Confidential Information, the Recipient shall immediately notify, to the extent not prohibited by law, the Discloser in writing of such requirement so that the Discloser may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 7. The Recipient will use commercially reasonable efforts to obtain or assist the Discloser in obtaining any such protective order. Failing the entry of a protective order or the receipt of a waiver pursuant to this Section 7.3, the Recipient may disclose, without liability under this Section 7.3, that portion (and only that portion) of the Confidential Information that the Recipient is legally compelled to disclose; provided that the Recipient agrees to use its best efforts to obtain assurance that confidential treatment will be accorded such Confidential Information by the person or persons to whom it was disclosed. CBSI understands that Aptus will be making required SEC filings relating to its entry and performance of this Agreement and for purposes of Aptus’ required notice to CBSI under this section regarding such SEC filings, email notice is acceptable.

CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH “***”

7.4 Production Information. In connection with the services provided hereunder, Aptus may, from time to time, be exposed to or furnished with certain information relating to the Survivor production that is highly sensitive and confidential prior to the public disclosure of such information (e.g., the identities of contestants and/or winners). Aptus agrees to sign CBSI’s standard Confidentiality and Nondisclosure Agreement for vendors furnished with such information prior to any such disclosure to Aptus.

7.5 Press Releases. Before issuing any press release or other announcement, promotion or disclosure of the existence or terms of this Agreement, a Party must obtain the other Party’s prior written consent (such consent not to be unreasonably withheld), except that in no event will CBSI be required to seek Aptus’ consent with respect to publicizing the Survivor Game or the Survivor Properties (including, without limitation, any programming associated with such the Survivor Properties) and except that Aptus shall be free to promote the Survivor Game provided that it is in accordance with the other provisions in this Agreement, including but not limited to Section 3.3. Any press release issued by CBSI regarding the Survivor Game shall include a prominent visual or written acknowledgment that Aptus Games is the developer of the Survivor Game. In CBSI’s promotion of the Survivor Game, Aptus agrees that CBSI may, but is not required to, acknowledge Aptus as the developer of the Survivor Game.

8. TERM AND TERMINATION.

8.1 Term of Agreement. Unless otherwise specified herein or unless terminated sooner under Section 8.2, the “Term” of this Agreement shall commence on the Effective Date and terminate on June 30, 2010.

8.2 Termination of Agreement. This Agreement may be terminated as follows:

(a) By a Party in the event of the material breach of this Agreement by the other Party and the failure of such other Party to remedy such breach within thirty (30) days after written notice of such breach given by the non-breaching Party; or

(b) By a Party in the event of the filing by or against the other Party of a petition for reorganization or liquidation under the applicable U.S. Federal or state bankruptcy, insolvency, reorganization or other similar law or corresponding laws or procedures of any applicable jurisdiction and if such proceeding is involuntary and is contested in good faith, this Agreement shall terminate only after the passage of ninety (90) days without the dismissal of such proceedings; or

(c) By a Party immediately in the event of the termination, dissolution, insolvency of the other Party, the other Party’s inability to pay its debts as they become due, the distribution of a substantial portion of its assets, or its cessation to continue all or substantially all of its business affairs; or

CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH “***”

(d) Notwithstanding anything to the contrary in subsection (a), by CBSI in the event of Aptus’ failure to cure any curable breach of this Agreement related to an unauthorized use of any Survivor Properties within three (3) business days of written notice from CBSI; or

(e) Notwithstanding anything to the contrary in subsection (a), by CBSI in the event of Aptus’ failure to make payment of any Minimum Fee on the date such Minimum Fee becomes due; or

(f) Notwithstanding anything to the contrary in subsection (a), by CBSI in the event of Aptus’ failure to cure material service interruptions for End Users within two (2) business days of written notice from CBSI.

8.3 Effect of Termination/Expiration.

(a) In addition to any clause that by its express terms survives termination or expiration, the respective rights and obligations of the Parties under Sections 2.4, 4, 5, 6, 7, 8.3 and 9 shall survive any termination or expiration of this Agreement. Termination or expiration shall not relieve either Party of the obligation to pay any fees or other amounts accrued or payable to the other Party prior to the effective date of termination or expiration. In addition, each Party shall promptly return or, at the Discloser’s request, destroy all Confidential Information and any technology of the other Party in its possession or control, including the destruction or delivery to CBSI, at CBSI’s expense, of any copies of the Survivor Properties and the Survivor Game in Aptus’ possession.

(b) If CBSI terminates this Agreement pursuant to Section 8.2(e), then Aptus shall grant to CBSI for the term of one year following such termination a non-exclusive and non-transferable license to use and exploit the Aptus IP, including without limitation to distribute, publicly perform, display and sell the Aptus IP, solely for the purposes of using, marketing, providing, hosting, displaying, performing, selling and distributing the Survivor Game.

9. GENERAL PROVISIONS.

9.1 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated in this Agreement shall be paid by the Party incurring such costs and expenses.

9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by facsimile (with written confirmation), or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.2):

CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH “***”

If to Aptus:

Aptus Games
871 Marlborough Avenue #100
Riverside, CA 92507
Attention: Loren Kaiser
lkaiser@aptusgames.com

If to CBSI:

CBS Interactive Inc.
7800 Beverly Boulevard
Los Angeles, California 90036
Attention: Jeff Sellinger
Fax: 323-575-2870

With a copy to:

CBS Interactive Inc.
7800 Beverly Boulevard
Los Angeles, California 90036
Attention: Law Department
Fax: 323-575-4120

9.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

9.4 Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between Aptus and CBSI with respect to the subject matter hereof, including any non-disclosure agreements entered into between the Parties in anticipation of this Agreement.

CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH “***”

9.5 Assignment. Except as expressly provided herein, neither Party may assign or transfer its rights and obligations under this Agreement without the prior written consent of the other Party. Any assignment in violation of this Section 9.5 shall be deemed null and void.

9.6 Amendment and Waiver. This Agreement may not be amended or modified except (i) by an instrument in writing signed by, or on behalf of, each of the Parties or (ii) by a waiver in accordance with this Section 9.6. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The delay or failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights. Any extension of time or other indulgence granted to a Party hereunder shall not otherwise alter or affect any power, remedy or right of any other Party, or the obligations of the Party to whom such extension or indulgence is granted.

9.7  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts executed in and to be performed in that State without regard to conflicts of law.

9.8 Specific Performance. The Parties agree that irreparable damage may occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity without the necessity of demonstration the inadequacy of monetary damages.

9.9 Force Majeure. Neither Party shall be liable to the other for any alleged loss or damage resulting from failure to perform due to acts beyond its reasonable control, including without limitation, acts of God, natural disasters, labor actions, acts of civil or military authority, fire, floods, epidemics, quarantine, energy crises, change in law, failure to obtain or revocation of necessary governmental approvals, earthquake, war or riots (each, a "Force Majeure Event"). Each Party shall promptly notify the other Party of such Force Majeure Event. The affected Party shall use reasonable efforts to meet its obligations in the event of a Force Majeure Event and during a Force Majeure Event to recommence performance under this Agreement as soon as possible.

9.10 Relationship of the Parties. This Agreement does not create a partnership, franchise, joint venture, agency, fiduciary, or employment relationship between the Parties.

9.11 Interpretation and Rules of Construction. The headings contained in this Agreement and in any Exhibit or Schedule hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Schedules or Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iii) all references herein to Articles, Sections, Schedules or Exhibits shall be construed to refer to Articles, Sections, Schedules or Exhibits of this Agreement, (iv) the terms “dollars” and “U.S. $” shall mean United States dollars, and (v) the term “including” (and its derivative forms) shall mean including but not limited to.

CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH “***”

9.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Aptus Games		CBS Interactive Inc.
By:	/s/	By:	/s/
Name:		Name:
Title:		Title:
Date:		Date:

EXHIBIT A

Milestones

Survivor Island MRG	Milestone Date
Milestone 0 - Production Start	2-Jun-08
Milestone 1 - Asset Integration Toolset	12-Jun-08
Milestone 2 - Draft GDD and Feature Prioritization	30-Jun-08
Milestone 3 - GDD and TDD	14-Jul-08
Milestone 4 - First Playable	18-Aug-08
Milestone 5 - Public Alpha - feature complete	18-Sep-08
Milestone 6 - Public Beta - content complete	20-Oct-08
Milestone 7 - Final - Live	17-Nov-08
Milestone 8 - 1st Revision	15-Dec-08
Milestone 9 - 2nd Revision	20-Jan-09
Milestone 10 - 3rd Revision	17-Feb-09

Survivor Challenges	Milestone Date
Milestone 0 - Production Start	2-Jun-08
Milestone 1 - GDD/TDD	16-Jun-08
Milestone 2 - First Playable	14-Jul-08
Milestone 3 - Alpha - feature complete	11-Aug-08
Milestone 4 - Beta - content complete	8-Sep-08
Milestone 5 - Live Beta	22-Sep-08
Milestone 6 - Content addition	27-Oct-08
Milestone 7 - Level Editor	1-Dec-08

CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH “***”

EXHIBIT B

Fees

Subject to the terms and conditions of this Agreement, Aptus shall pay CBSI the following fees:

A. Fees Payable by Aptus.

1.	Minimum Fees. Aptus shall pay CBSI the following recoupable but nonrefundable “Minimum Fees” in accordance with the following schedule:

Payment Date	Fee
On the Effective Date	***********
November 1, 2008	***********
March 1, 2009	***********
July 2, 2009	***********
November 1, 2009	***********
March 1, 2010	***********

Recoupment. Aptus shall recoup the Minimum Fees from all Software Revenues, Microtransaction Revenues, Hardware Revenues and In-Game Advertising Revenues until such time as it has recouped all Minimum Fees paid to date, after which Aptus shall pay to CBSI (or CBSI shall retain) on a quarterly basis the appropriate revenue shares as set forth in Sections 2.2(b) and 2.3(a) above until the time of the next Minimum Fee payment, which Aptus shall recoup from all subsequent Software Revenues, Microtransaction Revenues, Hardware Revenues and In-Game Advertising Revenues until it has recouped all Minimum Fees paid to date, and so on. ***********

2.
Reporting. Aptus shall provide to CBSI quarterly reports indicating the Software Revenue, Microtransaction Revenue, and the Hardware Revenue collected by Aptus and if and when applicable, the basis for the calculation of royalties or revenue shares owing to CBSI.

B. Fees Payable by CBSI.

CONFIDENTIAL TREATMENT REQUESTED
WITH RESPECT TO CERTAIN PORTIONS HEREOF
DENOTED WITH “***”

1.
CBSI Sales. CBSI shall remit on a quarterly basis all of the In-Game Advertising Revenues unless and until such time as Aptus obtains Software Revenues, Microtransaction Revenues, Hardware Revenues and In-Game Advertising Revenues that equal the Minimum Fees paid to date to CBSI, after which time, CBSI shall remit to Aptus on a quarterly basis the appropriate revenue share set forth in Section 2.3(a) above until the time of the next Minimum Fee payment made by Aptus, after which CBSI shall again remit on a quarterly basis all of the subsequent In-Game Advertising Revenues until Aptus has recouped all of the Minimum Fees paid to date to CBSI, and so on.

2. Reporting. CBSI shall provide to Aptus quarterly reports indicating the In-Game Advertising Revenues and if and when applicable, the basis for the calculation of royalties or revenue shares owing to Aptus pursuant to this Exhibit B.